CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 1999, except for
Note 10, as to which the date is March 2, 1999, relating to the financial statements, which appears in the 1998 Annual Report to Shareholders, which is incorporated by reference in Pacific Gateway Exchange, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 19, 1999, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

San Francisco, California
February 10, 2000